Exhibit 3

LOCK-UP AGREEMENT

June 29, 2006

Ultra Clean Holdings, Inc.
150 Independence Drive
Menlo Park, California 94025
Attention: Clarence L. Granger,
President and Chief Executive Officer

Ladies and Gentlemen:

     Pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of June 29, 2006 (the “Merger Agreement”) among Sieger Engineering, Inc. (the “Company”), Leonid Mezhvinsky (“Mezhvinsky”), Ultra Clean Holdings, Inc. (“Parent”), Bob Acquisition Inc., Pete Acquisition LLC, Leonid and Inna Mezhvinsky as trustees of the Revocable Trust Agreement of Leonid Mezhvinsky and Inna Mezhvinsky dated April 26, 1988 (the “Mezhvinsky Trust”), Joe and Jenny Chen as trustees of the Joe Chen and Jenny Chen Revocable Trust dated 2002, Victor Mezhvinsky, Victor Mezhvinsky as trustee of the Joshua Mezhvinsky 2004 Irrevocable Trust under Agreement dated June 4, 2004 (the “Joshua Trust”), David Hongyu Wu and Winnie Wei Zhen Wu as trustees of the Chen Minors Irrevocable Trust, Frank Moreman, and Leonid Mezhvinsky, as Sellers’ Agent, the undersigned will receive cash and shares of Common Stock, par value $0.001 per share, of Parent (the “Shares”), in exchange for shares of common stock of the Company, a majority of which is owned by the undersigned. In order to induce Parent to enter into the Merger Agreement and in connection with this letter agreement (this “Agreement”), Parent and the undersigned are also entering into the Amended and Restated Registration Rights Agreement and the Amended and Restated Stockholders’ Agreement dated as of the date hereof. Each of Mezhvinsky, the Mezhvinsky Trust, Victor Mezhvinsky and the Joshua Trust shall hereinafter be referred to as a “Mezhvinsky Stockholder,” and collectively as the “Mezhvinsky Stockholders.” Each of Parent and the other parties hereto hereby agrees as follows:

     1. Until December 26, 2006 (the “Initial Release Date”), each of the parties hereto (other than Parent) agrees not to sell, offer to sell, contract to sell, sell any option or contract for the sale or purchase of, lend, enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of, or otherwise dispose of (collectively, “Transfer”) any Shares.

     2. From the Initial Release Date until June 29, 2008 (the “Second Release Date”), each Mezhvinsky Stockholder agrees not to Transfer any Shares unless (i) each such Transfer during that period complies with the volume limitations of Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) Transfers made during any consecutive 90-day period do not exceed 25% of the Shares.

     3. Notwithstanding anything herein to the contrary, in the event Mezhvinsky ceases to be (i) an employee or (ii) a director (provided that he has not ceased to be a director either because he was not elected by the Company's stockholders after having been nominated to stand for election or because he declined to stand for election) of Parent, the Mezhvinsky Stockholders may Transfer up to 25% of the Shares in any 90-day period beginning on the later of (i) the Initial Release Date and (ii) the date Mezhvinsky ceases to be an employee or a director of Parent.

     4. Beginning on the Second Release Date and thereafter the Stockholders shall not be subject to any contractual limitation hereunder on their ability to Transfer any Shares.

     5. Notwithstanding the foregoing, Mezhvinsky acknowledges and agrees that at all times that he remains an “affiliate” (as defined in Rule 405 under the Securities Act) of Parent by virtue of his position on the Board of Directors of Parent or otherwise, he shall be subject to Parent’s insider trading and Section 16 compliance policies.

     6. The undersigned acknowledge that Parent may impose stock transfer restrictions on the Shares (including placing legends on the Shares indicating that such Shares are subject to this Agreement) to enforce the provisions of this Agreement or to the extent that restrictions exist under the Securities Act. The undersigned further acknowledge that the restrictions imposed by this Agreement are in addition to any other restrictions imposed on the Transfer of the Shares pursuant to any other agreement in effect between Parent and the undersigned or pursuant to applicable law; provided that, if any Shares cease to be subject to any restrictions on Transfer under the Securities Act or this Agreement, upon the written request of a Stockholder and the submission of evidence reasonably satisfactory to Parent of that fact, Parent shall issue to the Stockholder a new certificate or certificates evidencing those Shares without any legend or stock transfer restriction that may have been placed thereon with respect thereto.

     7. For purposes of this Agreement, the Shares shall be deemed to include all of the Shares received by Leonid and Inna Mezhvinsky as trustees of the Revocable Trust Agreement of Leonid Mezhvinsky and Inna Mezhvinsky dated April 26, 1988, Victor Mezhvinsky and Victor Mezhvinsky as trustee of the Joshua Mezhvinsky 2004 Irrevocable Trust under Agreement dated June 4, 2004 (the “Receiving Parties”) pursuant to the Merger Agreement and all of the Shares received and Transferred by the Receiving Parties shall be aggregated for purposes of determining the number of Shares that may be Transferred during any particular period.

     8. Notwithstanding anything contained herein to the contrary, any party hereto may, at any time, Transfer any number of Shares to such party’s “affiliates” (as defined in Rule 405 under the Securities Act), spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, the adopted child or adopted grandchild, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such party, or a trust or trusts for the benefit of such party or those members of such party’s family specified in this Section 8; provided that any such transferee shall be subject to the terms of this Agreement.

     If the above reflects our agreement with you, please sign in the place indicated below.

LEONID MEZHVINSKY

/s/ Leonid Mezhvinsky

LEONID AND INNA MEZHVINSKY AS TRUSTEES OF THE REVOCABLE TRUST AGREEMENT OF LEONID MEZHVINSKY AND INNA MEZHVINSKY DATED APRIL 26, 1988

By:	/s/ Leonid Mezhvinsky

	Name:	Leonid Mezhvinsky
	Title:	Trustee

VICTOR MEZHVINSKY

By:	/s/ Victor Mezhvinsky

VICTOR MEZHVINSKY AS TRUSTEE OF THE JOSHUA MEZHVINSKY 2004 IRREVOCABLE TRUST UNDER AGREEMENT DATED JUNE 4, 2004

By:	/s/ Victor Mezhvinsky

	Name:	Victor Mezhvinsky
	Title:	Trustee

JOE AND JENNY CHEN AS TRUSTEES OF THE JOE AND JENNY CHEN REVOCABLE TRUST DATED 2002

By:	Joe Chen

	Name:	Joe Chen
	Title:	Trustee

THE CHEN MINOR IRREVOCABLE TRUST

By:	/s/ David Hongyu Wu

	Name:	David Hongyu Wu
	Title:	Trustee

By:	/s/ Winnie Wei Zhen Wu

	Name:	Winnie Wei Zhen Wu
	Title:	Trustee

FRANK MOREMAN

/s/ Frank Moreman

ACCEPTED AND AGREED TO:

ULTRA CLEAN HOLDINGS, INC.

By:	/s/ Clarence L. Granger

	Name:	Clarence L. Granger
	Title:	President, Chief Executive Officer and Chief Operating Officer